EXHIBIT 99.1

CONTACT:                              Media Arts Group, Inc.

Herb Montgomery

Executive Vice President & CFO

(408) 201-5200

www.mediaarts.com

www.thomaskinkade.com

Porter, LeVay & Rose, Inc.

Michael Porter, President

(212) 564-4700

For Immediate Release

MEDIA ARTS GROUP REPORTS SECOND QUARTER AND SIX MONTHS 2003 RESULTS

MORGAN HILL, CA: (July 30, 2003) – Media Arts Group, Inc. (NYSE: MDA) today announced financial results for the second quarter and six months ended June 30, 2003.

Revenues for the quarter were $10.8 million as compared with $21.0 million for the quarter ended June 30, 2002.  Net loss for the quarter was $3.6 million, or $0.27 per diluted share, as compared with a net loss of $633,000, or $0.05 per diluted share, for the quarter ended June 30, 2002.  The Company ended the second quarter with $20.4 million in cash, as compared with $24.5 million at December 31, 2002 and $12.8 million at June 30, 2002.

Sales to Galleries for the quarter were $7.5 million and represented 70% of total revenues, as compared to $12.9 million or 62% of total revenues for the quarter ended June 30, 2002.  Of the $7.5 million sales to Galleries, Thomas Kinkade Signature Galleries represented $5.7 million or 53% of total revenues for the quarter, as compared to $9.0 million or 43% of total revenues for the same quarter last year.  License revenues for the quarter were $2.2 million or 20% of total revenues, as compared to $2.7 million or 13% of total revenues for the same quarter last year.

Revenues for the six months ended June 30, 2003 were $27.0 million as compared to $53.4 million for the six months ended June 30, 2002.  Net loss for the six months ended June 30, 2003 was $6.2 million, or $0.46 per diluted share, as compared with a net loss of $3.0 million, or $0.23 per diluted share, for the six months ended June 30, 2002.  Net loss for the six months ended June 30, 2003 included a tax benefit of $0.03 per diluted share from the closure of a subsidiary in the fiscal year ended March 31, 1997.

Tony Thomopoulos, CEO and Chairman of the Board, said “We initiated strategic actions during the quarter to position the Company for long-term success, in support of our strategy to expand the Thomas Kinkade Lifestyle Brand, while strengthening our relationships with the privately owned Signature Gallery Dealers and specialty retailers.  During the quarter we hosted a summit with our licensees to increase cross-promotions and leverage of licensed products.  We also implemented additional cost reductions to align operating expenses with revenues.”

Mr. Thomopoulos added, “As part of a program to broaden the management team, we announced the appointment of Eric Halvorson, a member of the Board of Directors since November 2001 and an experienced management executive, as President.  Eric brings strong operating and media experience, and he has assumed full operational and financial responsibility for the Company”.

We established the Manufacturing Division and announced that Steve Paszkiewicz, formerly the Company’s Chief Operating Officer, was appointed President of the Division.  Steve’s responsibilities will be to extend the Company’s manufacturing capabilities, processes and expertise to produce high quality art reproductions for other artists and publishing firms.

We also announced that Daniel Byrne has rejoined the Company as Executive Vice President of Marketing and Sales.  Dan has extensive experience in the art and entertainment industry and was with Media Arts from 1992 through 1999, when the Company’s sales grew to $126 million.

“I’m excited to have Eric and Dan join our team, and I congratulate Steve on his new position.  We believe that with our organizational changes and operational reductions, we are in an excellent position to take full advantage of an economic rebound, said Mr. Thomopoulos.”

Herb Montgomery, Executive Vice President and CFO, said, “The second quarter is our seasonably weak quarter, and this year the economic environment was made more difficult by the war.  In times like these, it is not unusual for discretionary spending to shrink, and consumers to have a more cautious attitude about their spending than they have been in the past. In the meantime, we are managing our financial resources very carefully — we ended the quarter with $20.4 million in cash, $40.8 million in working capital and $57.8 million in stockholders’ equity.  We will continue to evaluate our operating expenses with respect to revenues in an effort to maintain a good financial position during this period of uncertainty until the economy recovers.”

Conference Call and Webcast

Media Arts Group, Inc. will discuss the second quarter and six months 2003 results in a conference call to be webcast on Thursday, July 31 at 11:00 a.m. EDT/8:00 a.m. PDT.

Those who wish to participate in the conference call may dial toll free at 800-901-5218, International Callers may dial 617-786-4511, Participant Code 31268918 approximately 15 minutes before the 11:00 a.m. EDT/8:00 a.m. PDT starting time.  A digital replay of the call will be available by telephone for two weeks following the completion of the live call, at 888-286-8010 toll free in the United States or 617-801-6888 for international callers, Passcode 95590378.

To listen to the live webcast, visit Media Arts Group’s website at www.mediaarts.com and go to the Investor Information page and click on the webcast link. Please go to the website 15 minutes prior to the start time to register, download, and install any necessary audio software. A replay will be available on Media Arts Group’s website for two weeks, followed by a transcript posting.

About Media Arts Group, Inc.

Media Arts Group publishes the work of Thomas Kinkade and distributes his art and related collectibles through independently owned galleries worldwide, an extensive network of branded and licensed dealers; and strategic marketing relationships with such companies as Avon Products, Inc., QVC Inc.; and more than 50 product licensees.  The Company’s primary products are canvas and paper lithographs that feature Mr. Kinkade’s artistic unique use of light and his peaceful and inspiring themes. Mr. Kinkade, known as the “Painter of Light®”, is the most successful and collected living artist in U.S. history.  For more information, please visit the Company’s web site at www.mediaarts.com.

Cautionary Note Regarding Forward Looking Statements:  This news release contains forward-looking statements; including statements regarding the Company’s strategy to expand the Thomas Kinkade Lifestyle Brand, strengthening the relationships with Signature Gallery Dealers and specialty retailers, increasing cross-promotions and leverage of licensed products, organizational changes and operational reductions to position the Company to take advantage of an economic rebound and maintain operating expenses in line with revenues to maintain a strong financial position.  Any forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Media Arts as of the date hereof.  Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict.  As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.  Factors that might cause such a difference include, but are not limited to, risks relating to the Company’s dependence on one artist, the development and promotion of the Thomas Kinkade Lifestyle Brand, the Company’s dependence upon consumer preferences, reliance on third parties, including product revenue derived through third parties, changes in economic conditions and consumer spending, seasonality in product sales and competition.  These and other risks are detailed from time to time in Media Arts’ periodic reports filed with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the Securities and Exchange Commission on March 28, 2003, and its Quarterly Reports on Form 10-Q and in other reports and documents filed from time to time with the Securities and Exchange Commission.  Media Arts Group, Inc. expressly disclaims any obligation to release any updates or revisions to any such forward-looking statements to reflect any change in its expectations with regard thereto or any change in events or circumstances on which any such statement is based.

MEDIA ARTS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,439	$24,538
Accounts receivable, net of allowance for doubtful accounts, adjustments and sales returns of $5,190 and $5,010	6,615	12,868
Inventories	13,183	12,563
Prepaid expenses and other current assets	4,561	6,473
Deferred income taxes	6,899	3,334
Income taxes receivable	2,671	1,585
Total current assets	54,368	61,361
Property and equipment, net	16,515	17,992
Notes receivable	609	613
Notes receivable from related parties	—	96
Long-term deferred income taxes	2,228	2,174
Other assets	71	72
Total assets	$73,791	$82,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,750	$6,850
Commissions payable	655	1,145
Accrued royalties	154	496
Accrued compensation costs	937	3,114
Accrued expenses	6,818	3,920
Capital lease obligation, current	272	281
Total current liabilities	13,586	15,806
Reserve for leases	2,347	2,268
Capital lease obligation—long-term	96	303
Total liabilities	16,029	18,377

Total stockholders’ equity	57,762	63,931
Total liabilities and stockholders’ equity	$73,791	$82,308

MEDIA ARTS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Net product and other revenues	$8,643	$18,336	$22,319	$49,041
Licensing revenues	2,152	2,698	4,708	4,389
Net revenues	10,795	21,034	27,027	53,430
Cost of revenues:
Cost of revenues — product and other	7,240	11,195	15,814	28,914
Cost of licensing revenues	108	89	235	251
Total cost of revenues	7,348	11,284	16,049	29,165
Gross margin	3,447	9,750	10,978	24,265

Operating expenses:
Selling and marketing	5,652	5,058	12,082	13,081
General and administrative	3,952	6,117	10,033	16,324
Total operating expenses	9,604	11,175	22,115	29,405

Operating loss	(6,157)	(1,425)	(11,137)	(5,140)
Interest income (expense)	98	22	205	(53)
Gain on disposal of fixed assets	—	—	14	—
Gain on sales of company-owned stores	26	29	45	94
Loss before income taxes	(6,033)	(1,374)	(10,873)	(5,099)
Benefit from income taxes	2,419	741	4,362	2,110
Loss from continuing operations	(3,614)	(633)	(6,511)	(2,989)
Discontinued operations - tax benefit from closure of subsidiary	—	—	342	—
Net loss	$(3,614)	$(633)	$(6,169)	$(2,989)

Net loss per share from continuing operations:
Basic and diluted	$(0.27)	$(0.05)	$(0.49)	$(0.23)
Income per share from discontinued operations:
Basic and diluted	—	—	$0.03	—
Net loss per share:
Basic and diluted	$(0.27)	$(0.05)	$(0.46)	$(0.23)

Shares used in net loss per share computation:
Basic and diluted	13,224	13,219	13,224	13,219

MEDIA ARTS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(6,169)	$(2,989)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	1,873	5,571
Gain on sales of company-owned stores	(45)	(94)
Loss on disposal of fixed assets	—	766
Amortization of stock based compensation	—	6
Deferred income taxes	(3,619)	(1,121)
Changes in assets and liabilities:
Accounts receivable	6,253	7,740
Notes receivables from related parties	96	50
Inventories	(620)	4,581
Prepaid expenses and other assets	1,826	(236)
Other assets	1	46
Accounts payable	(2,100)	(1,703)
Commissions payable	(490)	(451)
Accrued compensation costs	(2,177)	1,879
Income taxes receivable	(1,086)	—
Accrued expenses	2,898	387
Accrued royalties	(342)	(1,234)
Reserve for leases	79	—
Net cash provided by (used in) operating activities	(3,622)	13,198

Cash flows from investing activities:
Acquisitions of property and equipment	(396)	(789)
Restricted cash	—	(2,000)
Purchased notes receivable	—	(446)
Proceeds from the disposals of galleries	111	139
Proceeds from payments of notes receivable	24	120
Increase in cash surrender value of life insurance	—	8
Net cash used in investing activities	(261)	(2,968)

Cash flows from financing activities:
Payments on line-of-credit	—	(1,500)
Repayment of capital lease obligation	(216)	(121)
Proceeds from issuance of common stock	—	19
Net cash used in financing activities	(216)	(1,602)

Net increase (decrease) in cash and cash equivalents	(4,099)	8,628
Cash and cash equivalents at beginning of period	24,538	2,148
Cash and cash equivalents at end of period	$20,439	$10,776